Exhibit 99.2

NEWS RELEASE

CONTACTS:    Allergan:

Investors:

Manisha Narasimhan, PhD

(862) 261-7162

Media:

Amy Rose

(862) 289-3072

Allergan Responds to Public Shareholder Letter

DUBLIN, IRELAND – February 19, 2018 – Allergan plc (NYSE: AGN) today issued the following statement from its Board of Directors in response to a public shareholder letter:

“While we appreciate the input of Appaloosa as we do all of our shareholders, we strongly disagree that an immediate separation of the CEO and Chair positions is warranted. Implementing a leadership change in the manner Appaloosa is recommending would be highly disruptive to the Company and diminish Mr. Saunders’ ability to continue to execute Allergan’s strategy to create a world-class global biopharmaceutical business and develop the Company’s promising pipeline. In contrast, the shareholder proposal that our Board supports minimizes disruption and allows for the separation of the Chair and CEO positions with the next leadership change, as these resolutions typically provide.

Over the past few years, Allergan has been executing a strategic transformation from Watson, a US-based generic drug company, into a global biopharmaceutical leader focused on four key therapeutic areas, where it has strong leadership positions and significant opportunities for growth. In 2018, the company exceeded its financial performance targets, advanced its robust pipeline and executed its disciplined capital allocation plan. Allergan’s long-term growth targets remain intact and the Company is expecting a number of important pipeline milestones in 2019.

Allergan has a high-caliber Board of Directors with six directors who have been added in the last two years including Bob Hugin, former Chairman and CEO of Celgene, who was appointed on February 18. Allergan’s Board of Directors firmly believes that the current combined Chairman and CEO role, together with a strong Lead Independent Director role, our slate of highly qualified independent directors and robust governance policies, provide effective oversight and best position Allergan for long-term success as the Company executes its strategy.”

Shareholders will be able to obtain free copies of the Proxy Statement and any other documents relating to the Annual General Meeting of Shareholders filed with the SEC by Allergan through the website maintained at the SEC here or on Allergan’s website. Shareholders are advised to read the Proxy Statement when it is available because it contains important information.

About Allergan plc

Allergan plc (NYSE: AGN), headquartered in Dublin, Ireland, is a bold, global pharmaceutical leader. Allergan is focused on developing, manufacturing and commercializing branded pharmaceutical, device, biologic, surgical and regenerative medicine products for patients around the world.

Allergan markets a portfolio of leading brands and best-in-class products primarily focused on four key therapeutic areas including medical aesthetics, eye care, central nervous system and gastroenterology.

Allergan is an industry leader in Open Science, a model of research and development, which defines our approach to identifying and developing game-changing ideas and innovation for better patient care. With this approach, Allergan has built one of the broadest development pipelines in the pharmaceutical industry.

Allergan’s success is powered by our global colleagues’ commitment to being Bold for Life. Together, we build bridges, power ideas, act fast and drive results for our customers and patients around the world by always doing what is right.

With commercial operations in approximately 100 countries, Allergan is committed to working with physicians, healthcare providers and patients to deliver innovative and meaningful treatments that help people around the world live longer, healthier lives every day.

For more information, visit Allergan’s website at www.Allergan.com.

Forward-Looking Statement

Statements contained in this press release that refer to future events or other non-historical facts are forward-looking statements that reflect Allergan’s current perspective on existing trends and information as of the date of this release. Actual results may differ materially from Allergan’s current expectations depending upon a number of factors affecting Allergan’s business. These factors include, among others, the difficulty of predicting the timing or outcome of FDA approvals or actions, if any; the impact of competitive products and pricing; market acceptance of and continued demand for Allergan’s products; the impact of uncertainty around timing of generic entry related to key products, including RESTASIS®, on our financial results; risks associated with divestitures, acquisitions, mergers and joint ventures; risks related to impairments; uncertainty associated with financial projections, projected debt reduction, projected cost reductions, projected synergies, restructurings, increased costs, and adverse tax consequences; difficulties or delays in manufacturing; and other risks and uncertainties detailed in Allergan’s periodic public filings with the Securities and Exchange Commission, including but not limited to Allergan’s Annual Report on Form 10-K for the year ended December 31, 2018. Except as expressly required by law, Allergan disclaims any intent or obligation to update these forward-looking statements.